Exhibit 8

SCHEDULE A

ADDITIONAL INFORMATION CONCERNING HSBC TRUSTEE (C.I.) LIMITED

Name	Business Address	Present Principal Occupation or Employment	Name, Principal Business and Address of Principal Employment	Citizenship
Brent Edward York	HSBC House, Esplanade, St Helier, Jersey, JE1 1GT	Director	HSBC Trustee (C.I.) Limited, Trust Company as regulated by the JFSC	New Zealand
Farah Ana Ballands	HSBC House, Esplanade, St Helier, Jersey, JE1 1GT	Director/Non-executive chair	HSBC Trustee (C.I.) Limited, Trust Company as regulated by the JFSC	Jersey
Christopher Marc Jones	HSBC House, Esplanade, St Helier, Jersey, JE1 1GT	Director	HSBC Trustee (C.I.) Limited, Trust Company as regulated by the JFSC	British